Pricing Supplement Dated January 16, 1996                   Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Morgan Stanley
Principal Amount:            $100,000,000
Agent's Discount
  or Commission:             $175,000
Net Proceeds to Company:     $99,825,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  1/19/96
Maturity Date:               1/20/98
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each January 19, April 19, July 19, October 19,
                        however, the last coupon period will be
                        October 19, 1997 to January 20, 1998.

Interest Payment Dates: Each January 19, April 19, July 19, October 19,
                        commencing April 19, 1996 and ending
                        January 20, 1998.
Index Maturity:         3 Months
Spread (+/-):           +.075%

Day Count Convention:
      /X/ Actual/360 for the period from  1/18/96 to 1/20/98
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated